FREE WRITING PROSPECTUS Dated February 25, 2015	Filed Pursuant to Rule 433 Registration No. 333-200857 Registration No. 333-200857-01

$706.220MM WORLD OMNI AUTO RECEIVABLES TRUST 2015-A

JT-BOOKRUNNERS	: Barclays (str), BAML, Wells Fargo
CO-MGRS	: JPM, MUFG, PNC

CLS	AMT($MM)	WAL	S/F	PWIN	E.FIN	L.FIN	BMK+SPD	YLD	COUP	PRICE
A-1	141.000	0.23	A-1+/F1+	1-5	08/15	03/16		0.24%	0.24%	100.00000
A-2A	131.000	1.10	AAA/AAA	5-22	01/17	07/18	EDSF +28	0.799%	0.79%	99.99162
A-2B	131.000	1.10	AAA/AAA	5-22	01/17	07/18	1ML +28			100.00000
A-3	204.000	2.65	AAA/AAA	22-43	10/18	05/20	IntS +26	1.344%	1.34%	99.99931
A-4	84.410	3.93	AAA/AAA	43-48	03/19	04/21	IntS +33	1.762%	1.75%	99.97881
B	14.810	4.03	AA/AA	48-48	03/19	01/22	IntS +60	2.055%	2.04%	99.97574

TICKER	: WOART 2015-A	REGISTRATION	: SEC-REG
EXPECTED PXG	: PRICED	EXPECTED RATINGS	: S&P/Fitch
EXPECTED SETTLE	: 03/4/15	PXG SPEED	: 1.3% ABS TO 10% CALL
FIRST PAY	: 04/15/15	ERISA ELIGIBLE	: YES
BILL & DELIVER	: BARCLAYS	MIN DENOMS	: $1K x $1K

CUSIPS:	A-1 98161JAA5 A-2A 98161JAB3 A-2B 98161JAC1 A-3 98161JAD9 A-4 98161JAE7 B 98161JAF4

The depositor has filed a registration statement (including a prospectus) with the Securities and Exchange Commission for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the depositor has filed with the Securities and Exchange Commission for more complete information about the depositor, the issuing entity, and this offering. You may get these documents for free by visiting EDGAR on the Securities and Exchange Commission Web site at www.sec.gov. Alternatively, the depositor, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll free (888) 603-5847.